EXHIBIT 99.1

OXiGENE Reports Full Year 2012 Financial Results

SOUTH SAN FRANCISCO, Calif., March 12, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the year ended December 31, 2012.

Financial Results

For the year ended December 31, 2012, the Company reported a net loss of $8.1 million or $5.48 per share, compared with a net loss of $9.7 million or $10.37 per share for fiscal year 2011. The difference in results between the years was due primarily to a reduction of $1.8 million in research and development expenses and $0.7 million in general and administrative expenses in 2012 compared to 2011 and a restructuring charge of $1.2 million in 2011. These reductions in expenses were partially offset by a non-cash gain of $2.2 million in 2011 resulting from a change in the fair value of warrants. Additionally, the 2012 period includes $156,000 in revenue recognized under the terms of the Company's partnership agreement with Azanta Danmark A/S, entered into in December 2011, to provide access to ZYBRESTAT® for the treatment of patients with anaplastic thyroid cancer (ATC) on a compassionate use basis in Europe and Canada.

The decrease in operating expenses in the 2012 period was primarily the result of the conclusion of a number of the Company's clinical projects and restructuring plans implemented in 2011 in order to allocate the Company's resources more effectively as it pursues the advancement of its highest-value clinical assets.

At December 31, 2012, OXiGENE had cash and restricted cash of approximately $5.0 million, compared with approximately $10.0 million at December 31, 2011. During the year ended December 31, 2012 the Company issued approximately 294,000 shares of common stock to Lincoln Park Capital under the terms of the November 2011 purchase agreement for net proceeds of approximately $2.0 million and 178,000 shares of common stock through the Company's "At the Market" agreement (ATM) with MLV & Co. LLC for net proceeds of approximately $1.3 million. Additionally, the Company issued 304,000 shares of common stock through the ATM agreement for gross proceeds of approximately $1.5 million in January and February of 2013.

All of the per share and share amounts reported in this press release reflect the effect of the 1:12 reverse stock split that became effective on December 28, 2012.

Commented Peter Langecker, M.D., Ph.D., OXiGENE President and Chief Executive Officer: "During 2012, and especially in the last quarter of the year, we made significant progress in advancing our two key clinical strategies: to pursue ZYBRESTAT clinical programs in advanced ovarian cancer, and to pursue options for registration of ZYBRESTAT in the European Union (EU) for anaplastic thyroid cancer under the "exceptional circumstances" marketing authorization process.

"We have designed our ovarian development program to capitalize on ZYBRESTAT's excellent combinability potential with anti-vascular therapies and chemotherapies and complementary mechanism of action. We believe we have designed an optimal path forward from a clinical, regulatory and commercial perspective, which could generate some meaningful near-term data read-outs and indicate potential routes to registration over the next several years. We are optimistic that we will be able to secure additional funding and establish development collaborations to enable us to proceed with this strategy in the near term.

"The "exceptional circumstance" strategy for ZYBRESTAT in ATC is intended to take advantage of the EU's Marketing Authorization process for ultra-rare indications, which provides for conditional and exceptional approval for medical products for seriously debilitating or life-threatening diseases. We are in the process of requesting scientific advice from two rapporteur countries in the EU, which we expect to obtain in the first half of this year. We would anticipate then pursuing scientific advice from the EMA for ZYBRESTAT in the EU, and would expect to receive that in the second half of the year. A potential EMA submission for an EU MAA in ATC could take place in the second half of 2015. If we are successful in implementing this strategy, we could be in position to market ZYBRESTAT in the EU on this basis, potentially by 2015 or 2016. This strategy may allow us to capitalize on the significant investments the company has made in the past in the pursuit of an ATC indication for our lead product.

"We anticipate many important milestones in 2013 and beyond, including data read-outs from our ongoing clinical programs, such as the interim analysis from a Phase 2 trial in ovarian cancer being conducted by the Gynecologic Oncology Group, and progress in our ATC European strategy. We remain committed to exploring available opportunities to advance our pipeline of vascular disrupting agents. We are encouraged by what we believe is high interest in our programs within the investment community, and a recognition that there is significant value in our portfolio of therapeutically differentiated product opportunities. We remain grateful to the medical community for supporting our programs, and to the patients and families who have participated in our clinical studies."

Conference Call Today

Members of OXiGENE's management team will review full-year results via a webcast and conference call today, March 12, 2013, at 4:30 p.m. EDT (1:30 p.m. PDT).

OXiGENE's earnings and conference call can be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

To listen to a live or archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events and Presentations".

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs, including the timing for patient accrual and receipt of top-line data from the Phase 2 study described in this press release, and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)	December 31,
	2012	2011
	(All amounts in 000's)
Assets

Cash and restricted cash	$ 4,966	$ 9,992
Prepaid expenses	135	582
License agreement	191	289
Other assets	155	193

Total assets	$ 5,447	$ 11,056

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 901	$ 2,259
Total stockholders' equity	4,546	8,797

Total liabilities and stockholders' equity	$ 5,447	$ 11,056

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Years ended December 31,
	2012	2011
	(All amounts in 000's except per share amounts)
Product revenue	$ 156	$ --

Operating Expenses:

Research and development	3,523	5,291
General and administrative	4,690	5,375
Restructuring	15	1,226

Total operating expenses	8,228	11,892

Loss from Operations	(8,072)	(11,892)

Change in fair value of warrants	6	2,222
Investment income	12	7
Other (expense) income, net	(25)	10

Net loss	$ (8,079)	$ (9,653)

Basic and diluted net loss per common share	$ (5.48)	$ (10.37)
Weighted average number of common shares outstanding	1,473	931
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000